Exhibit 99.2

Chembio Script
November 3, 2022

Philip Taylor, Investor Relations

Thank you, operator. Before we begin, let me remind you that the Company's remarks made during this conference call today, November 3, 2022, may include predictions, estimates or other information that might be considered forward-looking. These forward-looking statements represent Chembio’s current judgment for the future. They are, however, subject to numerous assumptions, risks and uncertainties, many of which are beyond Chembio's control, including risks and uncertainties described from time to time in Chembio's SEC filings, including those under “Risk Factors” in its annual report on Form 10-K for the full year 2021, its quarterly reports on Form 10-Q for the first quarter and second quarter of 2022, and in subsequent SEC filings. Chembio's results may differ materially from those projected. Chembio undertakes no obligation to publicly revise or update any forward-looking statement made today. I encourage you to review all of the Company’s filings with the SEC concerning these and other matters.

With that, I would like to turn the call over to Rick Eberly, President and Chief Executive Officer.

Richard L. Eberly, Chief Executive Officer and President

Good afternoon and thank you all for joining us. On today’s call we will review our strategy and our progress scaling growth, improving operational efficiency and further developing our test portfolio. Larry will then cover the third quarter financial results and provide a detailed update on our Global Competitiveness Program. I will then conclude and open the call for questions.

First, I want to provide a brief description of the current priorities that have guided Chembio’s strategic pivot over the year. Across the business, profitable growth remains the top objective. In prior quarters, we’ve announced several initiatives to pursue higher margin business and reduce operating expenses. Not all of these changes are reflected immediately in our financial results but we expect their impact to be significant in the coming quarters and for the Company long-term. This year we’ve renewed our focus on commercial efforts with our core business in higher value markets. We are now more focused on markets like the U.S. and Europe with higher ASPs for advanced technologies. These markets also represent health care systems that support reoccurring opportunities, versus large one-time government tenders. Additionally we have expanded our attention toward OTC markets which provide similar structural benefits. We believe winning business with a regular cadence of frequent, smaller orders should allow us to be more efficient with resource planning, supply chain management and product manufacturing.

To further improve our operating efficiency, we have advanced our manufacturing capabilities by leveraging both expanded automation and contract manufacturing in Malaysia. Both solutions, combined with tighter cost controls, are expected to improve our cost of product revenue. Over the medium term we plan to develop products to broaden our portfolio with differentiated tests that command premium value.

Chembio Script
November 3, 2022
Now, I will outline our third quarter performance and growth drivers. In the third quarter we generated total revenue of $11.2 million, including product revenue of $10.8 million. Product revenue grew 16% compared to the prior year period.

Product revenue in the third quarter was primarily driven by $4.8 million of sales in the U.S. Growth here of 361%, compared to the prior year period, resulted mainly from increased, SCoV-2 Ag Detect rapid test. The self-test version of this test has received an EUA, and we have initiated a direct-to-consumer launch to service the OTC market through an e-commerce platform. One of our featured core products, the DPP HIV-Syphilis system, also contributed to sales in the U.S. We continue to believe this differentiated test will be a meaningful growth driver upon receipt of a CLIA waiver.

Third quarter Latin America sales were $2.3 million. Sales in the region transitioned back to core product sales from COVID sales, as in the prior year period sales in the region were predominantly for DPP SARS-CoV-2 Tests under the large Bio Manguinhos order. Approximately $2 million of DPP HIV tests were shipped to Bio Manguinhos in the quarter. In Brazil, we are now focused on marketing our Sure Check and HIV self-testing. We continue to believe that is the most promising commercial opportunity supported by our current product portfolio in the region. The healthcare system in Brazil is currently promoting self-testing through the Ministry of Health and awareness campaigns. As a reminder, our product resides on the shelf in three out of the five largest pharmacy chains in Brazil and we have just launched our e-commerce sales channel.

In EMEA & Asia, product revenues in the third quarter grew 43% compared to the prior year to $3.8 million. In Europe, like Brazil, we’ve heightened distribution efforts of the Sure Check HIV Self-Test. We continue to expand shipments to pharmacies across Europe and are now on the shelf in approximately 35,000 pharmacies through the excellent work by our distribution partner in France.  Within the UK, we have launched our direct-to-consumer channel through Amazon and are also in pharmacies in the region. We continue to seek opportunities for expansion for our HIV self-test across applicable markets in Europe.

Turning to Africa, this quarter, Chembio completed its tender with Ethiopia for shipments of the HIV 1/2 STAT-PAK Assay. This tender had generated margins below our expectations and now we are actively pursuing opportunities in markets seeking higher-margin, premium solutions.

Shifting now to our product and regulatory development pipeline. On the DPP HIV-Syphilis test, we continue our work to address the FDA’s request for additional data to achieve a CLIA waiver.

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November 3, 2022
Our EUA submission for the DPP SARS-CoV-2 Ag test continues to be under active review by the FDA and we are encouraged by the progress made over the past quarters.

Late in the third quarter, we announced the Company was awarded a $3.2 million contract from the Centers for Disease Control for the development and clinical validation of a rapid point-of-care diagnostic test for syphilis. We are actively developing a syphilis treponemal nontreponemal (TNT) test leveraging our Dual Path Platform, or DPP, technology and proprietary DPP Micro Reader II. We expect that the assay will be able to simultaneously and separately detect treponemal and nontreponemal IgM and IgG antibodies. We anticipate that grant revenue will begin in the fourth quarter and will be milestone-based through the regulatory submission. We are excited to expand our portfolio as we endeavor to develop a highly sensitive and specific test where we anticipate a large need for physicians to quickly and accurately confirm active or prior syphilis infections.

We also announced in the third quarter development of a rapid point-of-care diagnostic test for Lyme disease.  Lyme disease, caused by the bacterium Borrelia burgdorferi, is transmitted to humans via infected-tick bites.  Recently, the CDC has updated its guidelines for Lyme disease diagnosis with the new algorithm termed MTTT for modified two-tier testing.  These two step methods are labor intensive, take a long time to run and require trained professional laboratory personnel.  The DPP Lyme IgM/IgG test is designed to be a rapid multiplex point-of-care test and combine the two-tier testing algorithm into one DPP test cassette utilizing our DPP Micro Reader II for objective test results.  We are collecting preclinical data for our DPP Lyme test in development. We are hopeful this data will underpin a productive pre-submission meeting with the FDA. Our intention is to complete pre-submission meetings for both the DPP TNT and Lyme tests to discuss guidance on the structure and requirements for potential pivotal clinical trials.

Chembio Script
November 3, 2022
I will now hand the call over to Larry to detail the third quarter financials and provide more details on our operational improvements under the Global Competitiveness Program.

Lawrence J. Steenvoorden, Executive Vice President and Chief Financial Officer

Thank you, Rick.

For the three months ended September 30, 2022, total revenue was $11.2 million, representing a decline of 7% compared to the prior year period. Product revenue for the third quarter of 2022 was $10.8 million, an increase of 16% compared to the prior year period. Government grant income, license and royalty revenues, and R&D revenues combined for the three months ended September 30, 2022, were $0.4 million compared to $2.7 million the prior year period, the decrease was due to the expiration of previous partner development agreements. Our revenues were in compliance with the quarterly twelve-month rolling Minimum Total Revenue covenant in our Credit Agreement.

Gross product margins during the three months ended September 30, 2022 decreased to $1.2 million, compared to $1.5 million in the prior year period. Gross product margin percent was 11% in the quarter compared to 16% in the third quarter of 2021 impacted by inventory reserves taken in the third quarter of this year.

R&D costs decreased by $1.6 million compared to the prior year period, to $1.9 million in the third quarter of 2022 primarily associated with completion of development work from prior partnership development agreements.

Selling, general and administrative expenses decreased by $0.4 million compared to the prior year period, to $5.6 million in the third quarter of 2022.

Net loss in the three months ended September 30, 2022, was $6.7 million, or a loss of $0.21 cents per diluted share, compared to a net loss of $6.4 million, or a loss of $0.24 cents per diluted share, in the prior-year period.

On the balance sheet, cash and cash equivalents as of September 30, 2022, totaled $21.1 million. In the third quarter of 2022, the Company received net proceeds of approximately $4 million from sales of its common stock as part of its ongoing ATM offering.

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November 3, 2022
Net working capital as of September 30, 2022, was $8.7 million.

Looking forward, given the substantial nature of the COVID revenues over the past three quarters, as expected revenue for the year will be first half weighted and we anticipate challenging sales growth comparisons in the fourth quarters of 2022. Line-of-sight on orders is a major priority for the final quarter of the year, especially with regards to our large customers and markets.

I will now provide an overview of the progress we are making on our Global Competitiveness Program, which we launched in the first quarter of 2022. We continue to prioritize higher-margin options within key markets that the organization has identified as prime growth opportunities. We are focusing on both our  core products and non-core products that have the potential to be profitable. We’ve identified a global opportunity for our Sure Check HIV Self-test and have allocated resources to support its adoption and distribution.

Additionally, we’re actively lowering our manufacturing costs through increased adoption of automated manufacturing. We believe automation and labor reductions are required to improve product gross margins and scale unit volumes to support new initiatives. We have executed on our previously communicated strategy to have all our product platforms on an automated line by end of Q3.  Bolstering these efforts is our contract with Reszon Diagnostics International to oversee the manufacturing efforts of our HIV 1/2 STAT-PAK Assay at our Chembio Diagnostics Malaysia facility. They are now up and running and we have initiated production in the facility.

In an effort to reduce infrastructure expenses, we conducted an internal audit of our business and external spending to reduce costs. We reduced our organizational headcount from 290 to 211 employees as of September 30th. We expect to continue to increase our automation capabilities and further reduce our headcount and dependency on manual labor.

Our path to profitability is clear. As we realign our organization to reduce cost and prioritize efficiency, we believe the company is well-positioned for long-term growth. Keeping our customers at the forefront of our vision, we believe our organization can deliver the initiatives necessary to achieve expansion both domestically and internationally. We look forward to providing more updates and are excited for the future of Chembio.

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November 3, 2022
I’ll now turn the call back to Rick for concluding remarks.

Richard L. Eberly, Chief Executive Officer and President

Thank you, Larry.

We are pleased with our results from the third quarter of 2022. Over the course of this year, we have improved efficiency, identified and initiated commercialization of promising market opportunities and reduced our operating infrastructure. We improved visibility on our top line and sales efforts have been refocused on our core products in key growth markets. With advancements in our pipeline supported by a new contract with the CDC, we are excited by the opportunities that lie ahead to propel Chembio to long-term profitable growth.

With that, operator, please open up the call to questions.